Exhibit 99.1
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This item summarizes significant factors affecting the Company’s consolidated operating results, financial condition and liquidity for the three-year period ended December 31, 2006. This section should be read in conjunction with the Company’s consolidated financial statements and related notes as of and for the years ended December 31, 2007, 2006 and 2005 as included herein.
Description of the Business
Visteon is a leading global supplier of climate, interiors, electronics and other automotive systems, modules and components to vehicle manufacturers as well as the automotive aftermarket. The Company sells to the world’s largest vehicle manufacturers including BMW, Chrysler LLC, Daimler AG, Ford, General Motors, Honda, Hyundia/Kia, Nissan, PSA Peugeot Citroën, Renault, Toyota and Volkswagen. The Company has a broad network of manufacturing, technical engineering and joint venture operations throughout the world, supported by approximately 41,500 employees dedicated to the design, development, manufacture and support of its product offering and its global customers.
Visteon was incorporated in Delaware in January 2000 as a wholly-owned subsidiary of Ford Motor Company (“Ford” or “Ford Motor Company”). Subsequently, Ford transferred the assets and liabilities comprising its automotive components and systems business to Visteon. The Company separated from Ford on June 28, 2000 when all of the Company’s common stock was distributed by Ford to its shareholders.
On May 24, 2005, the Company and Ford entered into a non-binding Memorandum of Understanding (“MOU”), setting forth a framework for the transfer of 23 North American facilities and related assets and liabilities (the “Business”) to a Ford-controlled entity. In September 2005, the Company and Ford entered into several definitive agreements, and the Company completed the transfer of the Business to Automotive Components Holdings, LLC (“ACH”), an indirect, wholly-owned subsidiary of the Company.
On June 30, 2005, following the signing of the MOU, the Company classified the manufacturing facilities and associated assets, including inventory, machinery, equipment and tooling, to be sold as “held for sale.” The liabilities to be assumed or forgiven by Ford pursuant to the MOU, including employee liabilities and postemployment benefits payable to Ford, were classified as “Liabilities associated with assets held for sale” in the Company’s consolidated balance sheet following the signing of the MOU. Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires long-lived assets that are considered “held for sale” to be measured at the lower of their carrying value or fair value less cost to sell and future depreciation of such assets is ceased. During the second quarter of 2005, the Company recorded a non-cash impairment charge of $920 million to write-down those assets considered “held for sale” to their aggregate estimated fair value less cost to sell. Fair values were determined primarily based on prices for similar groups of assets determined by third-party valuation firms and management estimates.
On October 1, 2005, Visteon sold ACH to Ford for cash proceeds approximately $300 million, as well as forgiveness of certain other postretirement employee benefit (“OPEB”) liabilities and other obligations relating to hourly employees associated with the Business, and the assumption of certain other liabilities with respect to the Business (together, the “ACH Transactions”). Additionally, on October 1, 2005, Ford acquired from the Company warrants to acquire 25 million shares of the Company’s common stock and agreed to provide $550 million to be used in the Company’s further restructuring.
The Business accounted for approximately $6.1 billion of the Company’s total 2005 product sales, the majority being products sold to Ford. Also, the transferred facilities included all of the Company’s plants that leased hourly workers covered by Ford’s Master Agreement with the UAW. The ACH Transactions addressed certain strategic and structural challenges of the business, although the Company expects additional restructuring activities and business improvement actions will be needed in the foreseeable future for the Company to achieve sustainable success in an increasingly challenging environment.

Business Strategy
By leveraging the Company’s extensive experience, innovative technology and geographic strengths, the Company aims to grow leading positions in its key climate, interiors and electronics product groups and to improve overall margins, long-term operating profitability and cash flows. To achieve these goals and respond to industry factors and trends, the Company is working to restructure its business, improve its operations and achieve profitable growth. Visteon has embarked upon a multi-phase, multi-year plan to implement this strategy.
•	Restructure the business — The Company remains focused on executing its previously announced multi-year improvement plan designed to address under performing and non-strategic operations, reducing overhead cost structure and improving efficiency. As the Company executes its multi-year improvement plan, certain administrative functions are also being fundamentally reorganized to effectively and efficiently support the Company’s restructured business. Additionally, the Company continues to reduce engineering costs through relocation of its engineering capability to more competitive cost locations.
•	Improve operations — The Company continues to take actions to improve its operations by lowering its manufacturing costs, increasing its focus on production utilization and related investment, closure and consolidation of facilities and relocation of production to lower cost environments to take further advantage of its global manufacturing footprint. The Company is also working to improve product quality and the health and safety of employees. Processes and standards continue to be implemented to prevent the occurrence of non-conforming production as measured by various industry standard quality ratings such as defective parts per million. Additionally, the Company continues to implement programs, training and awareness in all of its operations to limit safety related incidents and to improve lost time case rates.
•	Grow the business — The Company is well positioned to achieve profitable growth on a global basis and has focused its resources to achieve growth in core climate, electronics and interiors products. The Company is focused on further diversifying its customer base, leveraging its expansive global footprint, offering innovative technologies and solutions, and providing world class engineering support to customers. The Company believes there are opportunities to capitalize on the continuing demand for additional electronics integration and associated products with its product portfolio and technical capabilities. Although Ford remains the Company’s largest customer, the Company has been steadily diversifying its sales with growing OEMs and is well positioned globally with capabilities in every major geographic region in the world, including a significant presence in emerging markets in Asia.
Organizational Structure
The Company views its organizational structure as an important enabler of its business strategy. Accordingly, and in late 2005, the Company announced a new operating structure to manage the business following the ACH Transactions. The new organizational structure was designed to achieve a global product focus and a regional customer focus. The global product focus is achieved through a product group structure which provides for financial and operating responsibility over the design, development and manufacture of the Company’s product portfolio. The regional customer focus is achieved through a customer group structure, which provides for the marketing, sales and service of the Company’s product portfolio to its customer base. Additionally, certain functions such as procurement, information technology and other administrative activities are managed on a global basis with regional deployment.
In 2006 the Company completed the process of realigning systems and reporting structures to facilitate financial reporting under the revised organizational structure. The Company’s global product groups as of December 31, 2007 are as follows:
Climate — The Company’s Climate product group includes facilities that primarily manufacture climate air handling modules, powertrain cooling modules, climate controls, heat exchangers, compressors, fluid transport, and engine induction systems. Climate accounted for approximately 28%, 26%, and 25% of the Company’s total net sales, excluding ACH and intra-product group eliminations, in 2007, 2006 and 2005, respectively.
Electronics — The Company’s Electronics product group includes facilities that primarily manufacture audio systems, infotainment systems, driver information systems, powertrain and feature control modules, electronic control modules and lighting. Electronics accounted for approximately 31%, 30% and 32% of the Company’s total net sales, excluding ACH and intra-product group eliminations, in 2007, 2006 and 2005, respectively.

Interiors — The Company’s Interiors product group includes facilities that primarily manufacture instrument panels, cockpit modules, door trim and floor consoles. Interiors accounted for approximately 27%, 26% and 28% of the Company’s total net sales, excluding ACH and intra-product group eliminations, in 2007, 2006 and 2005, respectively.
Other — The Company’s Other product group includes facilities that primarily manufacture fuel products, powertrain products, and parts sold and distributed to the automotive aftermarket. Other accounted for approximately 10%, 14% and 14% of the Company’s total net sales, excluding ACH and intra-product group eliminations, in 2007, 2006 and 2005, respectively.
Services — The Company’s Services operations provide various transition services in support of divestiture transactions, principally related to the ACH Transactions and Chassis Divestiture. The Company supplies leased personnel and transition services as required by certain agreements entered into by the Company with ACH as a part of the ACH Transactions. Pursuant to the Master Services Agreement and the Salaried Employee Lease Agreement the Company, has agreed to provide ACH with certain information technology, personnel and other services to enable ACH to conduct its business. Services to ACH are provided at a rate approximately equal to the Company’s cost until such time the services are no longer required by ACH or the expiration of the related agreement. In addition to services provided to ACH, the Company has also agreed to provide certain transition services related to the Chassis Divestiture for up to 18 months.
2007 Overview and Financial Results
The automotive industry remained challenging during 2007, particularly in North America and Europe, with continued market share pressures concentrated with U.S. vehicle manufacturers, which has resulted in declining sales volumes of certain domestic automakers. The combination of declining sales and sustained high material and labor costs, has adversely impacted the financial condition of several domestic automotive suppliers resulting in extensive restructuring, significant demands on liquidity, industry consolidation, several supplier bankruptcies, and extensive private equity investment. These industry conditions have been exacerbated by severe tightening of the credit markets making access to future liquidity difficult and costly. Throughout 2007 the Company has maintained its focus on executing its previously announced multi-year improvement plan designed to restructure the business, improve operations and grow the business. Efforts during 2007 have resulted in a reduced dependency on the North American market, an increased diversity of its customer base, improved cost performance and a significant cash balance as of December 31, 2007 allowing management the flexibility to continue to execute its multi-year improvement plan.
In connection with the multi-year improvement plan, the Company identified 30 facilities for closure, divestiture or other actions designed to improve operations and profitability. During 2007 the Company completed the closure of 3 facilities and completed the sale of 4 facilities. The Company also continued to implement actions designed to fundamentally reorganize and streamline its administrative functions and reduce the related cost, including resource relocation to more competitive cost locations. The percentage of the Company’s manufacturing headcount and engineering headcount in high cost geographies decreased by approximately 20% and 16%, respectively, during 2007.
Improvements to the Company’s base operations are focused on improving product quality, improving the health and safety of employees and improving investment efficiency. The Company continued to make progress in these areas as evidenced by improvements in key metrics during 2007 including quality performance as measured in defective parts per million, which improved by 38% and safety performance as measured in lost time case rates, which improved by 29%.
Efforts to grow the business during 2007 have resulted in about $1 billion of new business wins, which marks the second consecutive year the Company has achieved this level. The Company’s new business wins for 2007 include 40% attributable to the Climate product group, 38% attributable to the Interiors product group and 22% attributable to the Electronics product group. Geographically, 25% of the new business wins are in Asia, while the remaining 75% is evenly split between North America and Europe.
While the Company continues its efforts to improve its operations, restructure its business, and achieve profitable growth, there can be no assurances that the results of these efforts alone will be sufficient to address the impact of current industry and market trends. The Company will continue to monitor such industry and market trends taking action as necessary, including, but not limited to, additional restructuring activities and global capacity rationalization.

The Company’s product sales for 2007 were adversely affected by a decline in Ford North America production volume of approximately 192,000 units or 6%, and year-over-year production declines of certain Nissan vehicles produced for the North American market. These pressures were partially offset by an increase in Ford Europe production volumes and new business launches and continued growth in the Company’s Asia Pacific operations.
In addition to the vehicle production volume declines, the Company’s gross margin during 2007 was also adversely affected by the impact of unfavorable vehicle and product mix, weakening aftermarket business in North America and the performance of certain Western European manufacturing facilities, partially offset by manufacturing efficiencies and savings associated with the Company’s ongoing restructuring activities.
The Company generated $293 million of cash from operating activities during 2007. The Company also secured additional financing of approximately $640 million during 2007, including an additional $500 million seven year term loan and the issuance of two separate unsecured bonds due November 27, 2009 and 2010 through its 70% owned subsidiary Halla Climate Control Corporation. As of December 31, 2007 the Company had total cash balances of approximately $1.8 billion.
Key financial highlights as of and for the year ended December 31, 2007 are summarized as follows (dollars in millions):

Statement of Operations Data
Net sales
Products	$10,721
Services	545

11,266

Gross margin	573
Selling, general and administrative expenses	636
Restructuring expenses	152
Reimbursement from escrow account	142

Balance Sheet Data
Cash and equivalents	$1,758
Total debt	$2,840

Statement of Cash Flows Data
Cash provided from operating activities	$293
Cash used by investing activities	$(177)
Cash provided from financing activities	$547
Net Sales
The Company recorded total net sales from continuing operations of $11.3 billion, including product sales of $10.7 billion and services revenues of $545 million for the year ended December 31, 2007. Total net sales for 2007 were essentially flat when compared to 2006 and included $569 million of favorable currency, which was more than offset by the impact of divestitures, lower North American volumes, customer pricing and changes in vehicle mix. The Company’s sales are well balanced across its core strategic product groups with Climate sales of $3.4 billion or 30% of total product sales, Electronics sales of $3.6 billion or 32% of total product sales and Interiors sales of $3.2 billion or 28% of total product sales.
Following the ACH Transactions, the Company’s sales have become more balanced by geographic region, with a greater percentage of product sales outside of North America. For the year ended December 31, 2007 the Company recorded net sales in North America of approximately $4.2 billion or 37%, Europe of approximately $4.1 billion or 36%, and Asia of approximately $3.0 billion or 27%.
Additionally, the Company’s product sales have become more diversified by customer. Although Ford remains the Company’s largest customer, the Company has been steadily diversifying its sales with other Original Equipment Manufacturers (“OEM”). Product sales to Ford were $4.1 billion or 39% of total product sales for the year ended December 31, 2007 compared to $4.8 billion or 45% of total product sales for the year December 31, 2006. Continued declines in Ford’s vehicle production could materially affect the Company’s operating results, and the Company continues to work with other vehicle manufacturers to further its sales growth and diversification. During 2007, the Company was awarded new forward year programs across all of its product groups by other vehicle manufacturers as well as Ford. These new programs will further diversify the Company’s sales base in future years.

Gross Margin
The Company’s gross margin was $573 million in 2007, compared with $753 million in 2006, representing a decrease of $180 million or 24%. The decrease in gross margin was attributable to lower Ford and Nissan production volumes in North America and unfavorable product mix, primarily at the Company’s Electronics facilities, partially offset by higher Ford Europe volumes and net new business in Asia. Additionally, the non-recurrence of 2006 cost benefits, including postretirement benefit relief resulting from the assumption of such obligation by Ford related to Company employees transferred to Ford in connection with two ACH manufacturing facilities, actions in 2006 reduced gross margin. These reductions were offset by cost efficiencies achieved through manufacturing, purchasing, and ongoing restructuring efforts.
The Company continues to take actions to lower its manufacturing costs by increasing its focus on production utilization and related investment, closure and consolidation of facilities and relocation of production to lower cost environments to take further advantage of its global manufacturing footprint. The Company has consolidated its regional purchasing activities into a global commodity driven organization to provide increased spending leverage and to further standardize its production and related material purchases. The Company has increased its focus and financial discipline in the evaluation of and bidding on new customer programs to improve operating margins and continues to take actions to address lower margin customer programs.
Restructuring Activities
During 2007 the Company completed the closure of 3 facilities and completed the sale of 4 facilities as part of the multi-year improvement plan. Specific closure and divestiture activities during 2007 include the following:
•	Closed its Chicago, IL, Chesapeake, VA and Connersville, IN facilities in response to customer sourcing actions. Annual sales from these facilities were about $700 million.

•	Completed the sale of certain chassis operations, including plants in Dueren and Wuelfrath, Germany, and Prazska, Poland (the “Chassis Divestiture”). Annual sales from these facilities were about $600 million, approximately 70% of which were to Ford.

•	Completed the sale of Visteon Powertain Control Systems India (“VPCSI”) operation located in Chennai, India (the “VPCSI Divestiture”). Annual sales from this facility were about $100 million.
As of December 31, 2007, cumulatively, the Company had closed 9 facilities, had sold 6 facilities and had completed other improvement actions at 3 facilities under the multi-year improvement plan. As a result of these actions, the Company has recognized cumulative savings of approximately $210 million since the inception of the multi-year improvement plan. The Company continues to evaluate alternative courses of action related to the remaining 12 facilities, including the possibility of divestiture, closure or renegotiated commercial and/or labor arrangements. However, there is no assurance that a transaction or other arrangement will occur in the near term or at all. The Company’s ultimate course of action for these facilities will be dependent upon that which provides the greatest long-term return to shareholders.
As the Company executes its multi-year improvement plan, related general and administrative functions are being fundamentally reorganized to effectively and efficiently support the Company’s restructured business. Additionally, the Company continues to reduce engineering costs through relocation of its engineering capability to more competitive cost locations. Throughout 2007, the Company continued to undertake administrative and engineering related restructuring activities to further reduce such costs.
The Company has incurred $275 million in cumulative restructuring costs related to the multi-year improvement plan including $97 million, $90 million, $58 million and $30 million for the Other, Interiors, Climate and Electronics product groups, respectively. The Company estimates that the total cash cost associated with the multi-year improvement plan will be approximately $555 million. However, the Company continues to achieve targeted reductions at a lower cost than anticipated due to higher levels of employee attrition and lower per employee benefits resulting from changes to certain employee benefit plans. The Company expects that approximately $420 million of cash costs incurred under the multi-year improvement plan will be reimbursed from the escrow account pursuant to the terms of the Escrow Agreement. It is possible that actual cash restructuring costs could vary significantly from the Company’s estimates resulting in unexpected costs in future periods. Generally, charges are recorded as elements of the plan are finalized and the timing of activities and the amount of related costs are not likely to change.

While the Company continues its efforts to improve its operations, restructure its business, and achieve profitable growth, there can be no assurances that the results of these efforts alone will be sufficient to address the impact of current industry and market trends. The Company will continue to monitor such industry and market trends taking action as necessary, including, but not limited to, additional restructuring activities and global capacity rationalization.
Liquidity, Debt and Capital Structure
The Company monitors and evaluates its debt and capital structure on an ongoing basis and in consideration of liquidity needs and capital market conditions enters into transactions designed to enhance liquidity, improve financial flexibility and reduce associated costs of capital. As of December 31, 2007, the Company had cash balances totaling $1.8 billion compared to $1.1 billion as of December 31, 2006. The increase of $700 million is primarily attributable to an increase in debt related to two significant borrowing transactions during 2007.
On November 27, 2007, the Company’s 70% owned subsidiary, Halla Climate Control Corporation (“HCCC”), issued two separate unsecured bonds due November 27, 2009 (Korean Won 60 billion) and due November 27, 2010 (Korean Won 70 billion) for total proceeds of Korean Won 130 million or approximately $139 million. The proceeds from these bond issuances, combined with existing cash balances, were used to subscribe for an ownership interest in a newly formed Korean company that holds interests in certain of the Company’s climate control operations in India, China and the United States. In December 2007 Visteon redeemed its ownership interest in the newly formed Korean company in exchange for approximately $292 million.
On April 10, 2007, the Company entered into an agreement to amend and restate its Credit Agreement (“Amended Credit Agreement”) to provide an additional $500 million seven-year term loan. Consistent with the existing $1 billion seven-year term loan, the additional $500 million seven-year term loan bears interest at a Eurodollar rate plus 3% and will mature on December 13, 2013.
During 2007, the Company received cash reimbursements of $186 million for qualifying restructuring expenses from an escrow account established pursuant to the ACH Transactions for use in the Company’s further restructuring. Effective in October 2007, the Company’s restructuring cost reimbursement match was reduced to fifty percent of qualifying expenses pursuant to the Escrow Agreement.
In addition to debt service, the Company’s cash and liquidity needs are affected by its efforts to restructure the business, improve operations and achieve profitable growth. Accordingly, the Company continues to explore opportunities to enhance liquidity, improve financial flexibility and reduce the long-term costs of capital.
Critical Accounting Estimates
The Company’s consolidated financial statements and accompanying notes as included in Item 8 of this Annual Report on Form 10-K have been prepared in conformity with accounting principles generally accepted in the United States. Accordingly, the Company’s significant accounting policies have been disclosed in the consolidated financial statements and accompanying notes under Note 2. The Company provides enhanced information that supplements such disclosures for accounting estimates when:
•	The estimate involves matters that are highly uncertain at the time the accounting estimate is made; and
•	Different estimates or changes to an estimate could have a material impact on the reported financial position, changes in financial condition, or results of operations.
When more than one accounting principle, or the method of its application, is generally accepted, management selects the principle or method that it considers to be the most appropriate given the specific circumstances. Application of these accounting principles requires the Company’s management to make estimates about the future resolution of existing uncertainties. Estimates are typically based upon historical experience, current trends, contractual documentation, and other information, as appropriate. Due to the inherent uncertainty involving estimates, actual results reported in the future may differ from those estimates. In preparing these financial statements, management has made its best estimates and judgments of the amounts and disclosures included in the financial statements.

Pension Plans and Other Postretirement Employee Benefit Plans
Using appropriate actuarial methods and assumptions, the Company’s defined benefit pension and non-pension postretirement employee benefit plans are accounted for in accordance with Statement of Financial Accounting Standards No. 87 (“SFAS 87”), “Employers’ Accounting for Pensions,” and Statement of Financial Accounting Standards No. 106 (“SFAS 106”), “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” respectively, and as amended by Statement of Financial Accounting Standards No. 158 (“SFAS 158”), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” Disability, early retirement and other postretirement employee benefits are accounted for in accordance with Statement of Financial Accounting Standards No. 112 (“SFAS 112”), “Employer Accounting for Postemployment Benefits.”
The determination of the Company’s obligation and expense for its pension and other postretirement employee benefits, such as retiree health care and life insurance, is dependent on the Company’s selection of certain assumptions used by actuaries in calculating such amounts. Selected assumptions are described in Note 15 “Employee Retirement Benefits” to the Company’s consolidated financial statements, which are incorporated herein by reference, including the discount rate, expected long-term rate of return on plan assets and rates of increase in compensation and health care costs.
In accordance with accounting principles generally accepted in the United States, actual results that differ from assumptions used are accumulated and amortized over future periods and, accordingly, generally affect recognized expense in future periods. Therefore, assumptions used to calculate benefit obligations as of the annual measurement date directly impact the expense to be recognized in future periods. The primary assumptions affecting the Company’s accounting for employee benefits under SFAS Nos. 87, 106, 112 and 158 as of December 31, 2007 are as follows:
•	Long-term rate of return on plan assets: The expected long-term rate of return is used to calculate net periodic pension cost. The required use of the expected long-term rate of return on plan assets may result in recognized returns that are greater or less than the actual returns on those plan assets in any given year. Over time, however, the expected long-term rate of return on plan assets is designed to approximate actual earned long-term returns. The expected long-term rate of return for pension assets has been chosen based on various inputs, including historical returns for the different asset classes held by the Company’s trusts and its asset allocation, as well as inputs from internal and external sources regarding expected capital market returns, inflation and other variables. In determining its pension expense for 2007, the Company used long-term rates of return on plan assets ranging from 3% to 10.6% outside the U.S. and 8% in the U.S.

Actual returns on U.S. pension assets for 2007, 2006 and 2005 were 8%, 8% and 14%, respectively, compared to the expected rate of return assumption of 8%, 8.5% and 9% respectively, for each of those years. The Company’s market-related value of pension assets reflects changes in the fair value of assets over a five-year period, with a one-third weighting to the most recent year.
•	Discount rate: The discount rate is used to calculate pension and postretirement employee benefit obligations. The discount rate assumption is based on market rates for a hypothetical portfolio of high-quality corporate bonds rated Aa or better with maturities closely matched to the timing of projected benefit payments for each plan at its annual measurement date. The Company used discount rates ranging from 2% to 10.25% to determine its pension and other benefit obligations as of December 31, 2007, including weighted average discount rates of 6.25% for U.S. pension plans, 5.7% for non-U.S. pension plans, and 6.05% for postretirement employee health care and life insurance plans.
•	Health care cost trend: For postretirement employee health care plan accounting, the Company reviews external data and Company specific historical trends for health care costs to determine the health care cost trend rate assumptions. In determining the projected benefit obligation for postretirement employee health care plans as of December 31, 2007, the Company used health care cost trend rates of 9%, declining to an ultimate trend rate of 5.0% in 2013.

While the Company believes that these assumptions are appropriate, significant differences in actual experience or significant changes in these assumptions may materially affect the Company’s pension and other postretirement employee benefit obligations and its future expense. The following table illustrates the sensitivity to a change in certain assumptions for Company sponsored U.S. and non-U.S. pension plans on its 2007 funded status and 2008 pre-tax pension expense (excludes certain salaried employees that are covered by a Ford sponsored plan):

Impact on
	U.S. 2008		Impact on
	Pre-tax Pension	Impact on	Non-U.S. 2008	Impact on
	Expense	U.S. Plan 2007	Pre-tax Pension	Non-U.S. Plan 2007
		Funded Status	Expense	Funded Status
25 basis point decrease in discount rate(a)	+$2 million	—$44 million	+$4 million	—$38 million
25 basis point increase in discount rate(a)	—$3 million	+$41 million	—$3 million	+$36 million
25 basis point decrease in expected return on assets(a)	+$3 million		+$2 million
25 basis point increase in expected return on assets(a)	—$3 million		—$2 million

(a)	Assumes all other assumptions are held constant.
The following table illustrates the sensitivity to a change in the discount rate assumption related to Visteon sponsored postretirement employee health care and life insurance plans expense (excludes certain salaried that employees are covered by a Ford sponsored plan):

	Impact on 2008	Impact on Visteon
	Pre-tax OPEB	Sponsored Plan 2007
	Expense	Funded Status
25 basis point decrease in discount rate(a)	+$1 million	—$13 million
25 basis point increase in discount rate(a)	—$1 million	+$12 million

(a)	Assumes all other assumptions are held constant.
The following table illustrates the sensitivity to a change in the assumed health care trend rate related to Visteon sponsored postretirement employee health expense (excludes certain salaried employees that are covered by a Ford sponsored plan):

Total Service and
	Interest Cost	APBO
100 basis point increase in health care trend rate(a)	+$4 million	+$55 million
100 basis point decrease in health care trend rate(a)	—$3 million	—$47 million

(a)	Assumes all other assumptions are held constant.
Effective October 1, 2005 and in connection with the ACH Transactions, Ford relieved the Company of all liabilities associated with postretirement employee health care and life insurance related obligations for Visteon-assigned Ford-UAW employees and retirees and for salaried retirees who retired prior to May 24, 2005. The amount of benefit relief pursuant to the ACH transactions totaled $2.2 billion. The Company continues to have a financial obligation to Ford for the cost of providing selected health care and life insurance benefits to certain Visteon salaried employees who retire after May 24, 2005. The health care and life insurance costs for these employees are calculated using Ford’s assumptions.
Impairment of Long-Lived Assets and Certain Identifiable Intangibles
Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) requires that long-lived assets and intangible assets subject to amortization are reviewed for impairment when certain indicators of impairment are present. Impairment exists if estimated future undiscounted cash flows associated with long-lived assets are not sufficient to recover the carrying value of such assets. Generally, when impairment exists the long-lived assets are adjusted to their respective fair values.

In assessing long-lived assets for an impairment loss, assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Asset grouping requires a significant amount of judgment. Accordingly, facts and circumstances will influence how asset groups are determined for impairment testing. In assessing long-lived assets for impairment, management considered the Company’s product line portfolio, customers and related commercial agreements, labor agreements and other factors in grouping assets and liabilities at the lowest level for which identifiable cash flows are largely independent. Additionally, in determining fair value of long-lived assets, management uses appraisals, management estimates or discounted cash flow calculations.
Product Warranty and Recall
The Company accrues for warranty obligations for products sold based on management estimates, with support from the Company’s sales, engineering, quality and legal functions, of the amount that eventually will be required to settle such obligations. This accrual is based on several factors, including contractual arrangements, past experience, current claims, production changes, industry developments and various other considerations.
The Company accrues for product recall claims related to potential financial participation in customers’ actions to provide remedies related primarily to safety concerns as a result of actual or threatened regulatory or court actions or the Company’s determination of the potential for such actions. The Company accrues for recall claims for products sold based on management estimates, with support from the Company’s engineering, quality and legal functions. Amounts accrued are based upon management’s best estimate of the amount that will ultimately be required to settle such claims.
Environmental Matters
The Company is subject to the requirements of federal, state, local and international environmental and occupational safety and health laws and regulations. These include laws regulating air emissions, water discharge and waste management. The Company is also subject to environmental laws requiring the investigation and cleanup of environmental contamination at properties it presently owns or operates and at third-party disposal or treatment facilities to which these sites send or arranged to send hazardous waste.
At the time of spin-off, the Company and Ford agreed on a division of liability for, and responsibility for management and remediation of, environmental claims existing at that time, and, further, that the Company would assume all liabilities for existing and future claims relating to sites that were transferred to it and its operation of those sites, including off-site disposal, except as otherwise specifically retained by Ford in the Master Transfer Agreement. In connection with the ACH Transactions, Ford agreed to re-assume these liabilities to the extent they arise from the ownership or operation prior to the spin-off of the locations transferred to ACH (excluding any increase in costs attributable to the exacerbation of such liability by the Company or its affiliates).
The Company is aware of contamination at some of its properties and relating to various third-party superfund sites at which the Company or its predecessor has been named as a potentially responsible party. The Company is in various stages of investigation and cleanup at these sites. At December 31, 2007, the Company had recorded a reserve of approximately $9 million for this environmental investigation and cleanup. However, estimating liabilities for environmental investigation and cleanup is complex and dependent upon a number of factors beyond the Company’s control and which may change dramatically. Accordingly, although the Company believes its reserve is adequate based on current information, the Company cannot provide any assurance that its ultimate environmental investigation and cleanup costs and liabilities will not exceed the amount of its current reserve.
Income Taxes
The Company, which is subject to income taxes in the U.S. and numerous non-U.S. jurisdictions, accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Significant judgment is required in determining the Company’s worldwide provision for income taxes, deferred tax assets and liabilities and the valuation allowance recorded against the Company’s net deferred tax assets. Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company records a valuation allowance on deferred tax assets by tax jurisdiction when it is more likely than not that such assets will not be realized. In determining the need for a valuation allowance, the historical and projected financial performance of the entity recording the net deferred tax asset is considered along with any other pertinent information.
Uncertain Tax Positions
In the ordinary course of the Company’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. The Company is regularly under audit by tax authorities. Accruals for tax contingencies are provided for in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” and Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies” where appropriate.
Results of Operations
2007 Compared with 2006

	Sales			Gross Margin
	2007	2006	Change	2007	2006	Change
	(Dollars in Millions)
Climate	$3,370	$3,123	$247	$233	$170	$63
Electronics	3,646	3,514	132	276	373	(97)
Interiors	3,183	3,059	124	75	65	10
Other	1,178	1,658	(480)	3	68	(65)
Eliminations	(656)	(648)	(8)	—	—	—

Total products	10,721	10,706	15	587	676	(89)
Services	545	547	(2)	6	5	1

Total segments	11,266	11,253	13	593	681	(88)
Reconciling Items
Corporate	—	—	—	(20)	72	(92)

Total consolidated	$11,266	$11,253	$13	$573	$753	$(180)

Net Sales
The Company’s consolidated net sales during the year ended December 31, 2007 were essentially flat when compared to the same period of 2006. Changes in currency resulted in an increase of $569 million, primarily related to the strengthening of the Euro, Korean Won, Brazil Real, and British Pound during 2007. Divestitures and closures, including the Chassis Divestiture, Chicago, IL plant closure, and the Chennai, India divestiture reduced sales by $675 million in the aggregate. North America sales volumes decreased by $434 million related to lower Ford and Nissan volumes in North America and the result of customer sourcing actions, primarily in the Electronics product group. Sales in Asia increased $537 million, including $269 million of directed source content related to Hyundai/Kia production and net new business wins. Higher Ford and Premium Auto Group production volumes in Europe contributed to an increase in sales of $136 million.
Net sales for Climate were $3.4 billion in 2007, compared with $3.1 billion in 2006, representing an increase of $247 million or 8%. Sales increased in Asia by $237 million, principally attributable to new business and higher production volumes. Climate sales increased in Europe by $68 million principally related to higher Ford vehicle production volumes. Sales were lower in North America by $121 million due to lower Ford North America vehicle production volume and unfavorable product mix partially offset by new business. Net customer price reductions were more than offset by favorable currency of $153 million.
Net sales for Electronics were $3.6 billion in 2007, compared with $3.5 billion in 2006, representing an increase of $132 million or 4%. Sales in 2007 included higher sales in Europe of $178 million due to increased Ford vehicle production volumes, partially offset by lower Ford North American vehicle production volumes and adverse product mix related to past customer sourcing actions of $191 million. Net customer price reductions were more than offset by favorable currency of $198 million.
Net sales for Interiors were $3.2 billion in 2007, compared with $3.1 billion in 2006, representing an increase of $124 million or 4%. Increased sales in Asia of $298 million, primarily due to an increase in directed source content for Hyundai/Kia production, were partially offset by lower sales in North America of $297 million, primarily due to lower Ford and Nissan vehicle production volumes as well as the impact of lost volume related to the closure of the Chicago facility. Net customer price reductions were more than offset by customer commercial settlements and favorable currency of $165 million.

Net sales for Other was $1.2 billion in 2007, compared with $1.7 billion in 2006, representing a decrease of $480 million or 29%. The decrease is largely attributable to 2007 divestiture activities including the Chassis Divestiture, which resulted in a decrease of $390 million and the Chennai, India divestiture, which resulted in a decrease of $35 million. Sales decreased by $95 million with reductions in all regions related to lower vehicle production volumes and adverse product mix. Net customer price reductions were more than offset by favorable currency of $53 million.
Services revenues relate to information technology, engineering, administrative and other business support services provided by the Company under the terms of various transition agreements. Such services are generally provided at an amount that approximates cost. Services revenues totaled $545 million for the year ended December 31, 2007 compared with $547 million for the year ended December 31, 2006.
Gross Margin
The Company’s gross margin was $573 million for the year ended December 31, 2007, compared with $753 million for the year ended December 31, 2006, representing a decrease of $180 million or 24%. The decrease resulted from the following items:
•	Non-recurrence of certain benefits recorded in 2006, including $72 million of postretirement benefit relief related to the transfer of certain Visteon salaried employees to Ford, commercial agreements of $39 million, and non-income tax reserve adjustments of $27 million.
•	Non-recurrence of certain expense items recorded in 2006, including $11 million of employee benefit curtailment expense included in cost of sales but reimbursed from the escrow account and a $9 million litigation settlement.
•	Certain 2007 benefits, including OPEB curtailment gains related to restructuring activities of $58 million, commercial agreements of $35 million, and gains on the sale of land and buildings in the UK of $24 million.
•	Certain 2007 expense items, including accelerated depreciation of $50 million resulting from the Company’s restructuring activities, $23 million of employee benefit curtailment and settlement expense included in cost of sales but reimbursed from the escrow account, and $20 million of pension settlement expenses related to a previously closed Canadian facility.
•	The Chassis Divestiture resulted in a reduction in gross margin of $33 million.
•	The remainder was related to vehicle production volume and mix, past sourcing actions and customer pricing partially offset by improved operating performance.
Gross margin for Climate was $233 million in 2007, compared with $170 million in 2006, representing an increase of $63 million or 37%. Material and manufacturing cost reduction activities, lower OPEB expenses and restructuring savings were partially offset by customer pricing and increases in raw material costs resulting in a net increase in gross margin of $101 million. Favorable currency increased gross margin by $9 million. These increases were partially offset by $47 million of unfavorable vehicle and product mix, lower vehicle production volumes, in North America and accelerated depreciation.
Gross margin for Electronics was $276 million in 2007, compared with $373 million in 2006, representing a decrease of $97 million or 26%. Vehicle production volume and mix was unfavorable $125 million in North America primarily related to lower Ford vehicle production volumes and the impact of past Ford sourcing actions. However, vehicle production volume and mix was favorable $54 million in other regions, primarily in Europe reflecting increased Ford Europe vehicle production volume. Accelerated depreciation related to restructuring activities reduced gross margin by $20 million. Material and manufacturing cost reduction activities, lower OPEB expenses and restructuring savings were more than offset by premium launch costs, net customer price reductions, and increases in raw material costs resulting in a decrease in gross margin of $28 million. Favorable currency increased gross margin by $22 million.
Gross margin for Interiors was $75 million in 2007, compared with $65 million in 2006, representing an increase of $10 million or 15%. Customer commercial settlements, material and manufacturing cost reduction activities, lower OPEB expenses and restructuring savings were partially offset by customer pricing and increases in raw material costs resulting in a net increase in gross margin of $8 million. Additionally, the Company’s Interiors operations recorded a gain on the sale of a building located in the UK, which increased gross margin by $12 million. Favorable currency further increased gross margin by $11 million. These increases were partially offset by vehicle production volume and mix of $15 million reflecting lower Ford and Nissan vehicle production volumes in North America facility, partially offset by increases in Europe related to Ford Europe production and in Asia related to net new business. Accelerated depreciation related to restructuring activities reduced gross margin by $6 million.

Gross margin for Other was $3 million in 2007, compared with $68 million in 2006, representing a decrease of $65 million or 96%. This decrease includes unfavorable vehicle production volume and mix of $58 million, the Chassis Divestiture of $33 million and $12 million of net pension curtailment and settlement expense included in cost of sales but reimbursed from the escrow account. These decreases were partially offset by $16 million related to the net of material and manufacturing cost reduction activities, lower OPEB expense, and restructuring savings, partially offset by customer price reductions and increases in raw material costs. Additionally, the gross margin decrease for Other was partially offset by the non-recurrence of a 2006 litigation settlement of $9 million and the 2007 sale of buildings in the UK for $13 million.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $636 million in 2007, compared with $713 million in 2006, representing a decrease of $77 million or 11%. The decrease resulted from $60 million in efficiency actions, primarily related to salaried headcount reductions implemented during the fourth quarter of 2006 and the first quarter of 2007, lower stock-based compensation expense of $22 million, and $12 million of lower bad debt and other expenses, partially offset by $17 million of unfavorable currency
Restructuring Expenses and Reimbursement from Escrow Account
The following is a summary of the Company’s consolidated restructuring reserves and related activity for the year ended December 31, 2007, including amounts related to its discontinued operations. Substantially all of the Company’s restructuring expenses are related to employee severance and termination benefit costs.

	Interiors	Climate	Electronics	Other	Total
	(Dollars in Millions)
December 31, 2006	$18	$21	$2	$12	$53
Expenses	66	27	9	60	162
Utilization	(26)	(25)	(4)	(48)	(103)

December 31, 2007	$58	$23	$7	$24	$112

During the year ended December 31, 2007 the Company recorded restructuring expenses of $162 million, including $10 million related to discontinued operations, compared to $95 million, including $2 million related to discontinued operations, for the year ended December 31, 2006. Pursuant to the terms of the Escrow Agreement, approximately $100 million of these restructuring costs were fully reimbursable, while $62 million of these costs were reimbursable at a rate of fifty percent as the Company entered into the cost-sharing portion of the Escrow Agreement during the fourth quarter of 2007. Significant restructuring actions under the multi-year improvement plan for the year ended December 31, 2007 include the following:
•	$31 million of employee severance and termination benefit costs associated with the elimination of approximately 300 salaried positions.
•	$27 million of employee severance and termination benefit costs for approximately 300 employees at a European Interiors facility related to the announced 2008 closure of that facility.
•	$21 million of employee severance and termination benefit costs for approximately 600 hourly and 100 salaried employees related to the announced 2008 closure of a North American Other facility.
•	$14 million was recorded related to the December 2007 closure of a North American Climate facility for employee severance and termination benefits, contract termination and equipment move costs.
•	$12 million of expected employee severance and termination benefit costs associated with approximately 100 hourly employees under a plant efficiency action at a European Climate facility.
•	$10 million of employee severance and termination benefit costs associated with the exit of brake manufacturing operations at a European Other facility. Approximately 160 hourly and 20 salaried positions were eliminated as a result of this action.
•	$10 million of employee severance and termination benefit costs were recorded for approximately 40 hourly and 20 salaried employees at various European facilities.
•	The Company recorded an estimate of employee severance and termination benefit costs under the multi-year improvement plan of approximately $34 million for the probable payment of such post-employment benefit costs.
Utilization of $103 million for the year ended December 31, 2007 includes $79 million of payments for severance and other employee termination benefits, $16 million of special termination benefits reclassified to pension and other postretirement employee benefit liabilities where such payments are made from the Company’s benefit plans and $8 million in payments related to contract termination and equipment relocation costs.

Impairment of Long-Lived Assets
During the fourth quarter of 2007 the Company recorded impairment charges of $16 million to reduce the net book value of long-lived assets associated with the Company’s fuel products to their estimated fair value. This amount was recorded pursuant to impairment indicators including lower than anticipated current and near term future customer volumes and the related impact on the Company’s current and projected operating results and cash flows resulting from a change in product technology.
During the third quarter of 2007, the Company completed the sale of its Visteon Powertrain Control Systems India (“VPCSI”) operation located in Chennai, India. The Company determined that assets subject to the VPCSI divestiture including inventory, intellectual property, and real and personal property met the “held for sale” criteria of SFAS 144. Accordingly, these assets were valued at the lower of carrying amount or fair value less cost to sell, which resulted in asset impairment charges of approximately $14 million.
During the first quarter of 2007, the Company determined that assets subject to the Chassis Divestiture including inventory, intellectual property, and real and personal property met the “held for sale” criteria of SFAS 144. Accordingly, these assets were valued at the lower of carrying amount or fair value less cost to sell, which resulted in asset impairment charges of approximately $28 million.
In connection with the Company’s announced exit of the brake manufacturing business at its Swansea, UK facility, an asset impairment charge of $16 million was recorded to reduce the net book value of certain long-lived assets at the facility to their estimated fair value. The Company’s estimate of fair value was based on market prices, prices of similar assets, and other available information.
During 2007 the Company entered into agreements to sell two Electronics buildings located in Japan. The Company determined that these buildings met the “held for sale” criteria of SFAS 144 and were recorded at the lower of carrying value or fair value less cost to sell, which resulted in asset impairment charges of approximately $15 million.
Interest
Interest expense, net was $164 million for the year ended December 31, 2007 compared to $159 million for the year ended December 31, 2006. Interest expense increased $35 million due to higher average debt levels in 2007. Interest income was $61 million for the year ended December 31, 2007 compared to $31 million for the year ended December 31, 2006. Interest income increased $30 million due to higher average cash balances in 2007.
Income Taxes
The Company’s 2007 provision for income taxes of $20 million represents a decrease of $5 million when compared with 2006. The income tax provisions for the years ended December 31, 2007 and 2006 reflect income tax expense related to those countries where the Company is profitable, accrued withholding taxes, certain non-recurring and other discrete items and the inability to record a tax benefit for pre-tax losses in the U.S. and certain foreign countries to the extent not offset by other categories of income in those jurisdictions.
The Company’s 2007 income tax provision includes income tax expense items totaling $140 million including the following:
•	$72 million for unrecognized tax benefits resulting from positions taken in tax returns filed during the year, as well as those expected to be taken in future tax returns, including interest and penalties.
•	$50 million related to certain countries where the Company is profitable, accrued withholding taxes, and the inability to record a tax benefit for pre-tax losses in the U.S. and certain foreign countries to the extent not offset by other categories of income in those jurisdictions.
•	$18 million resulting from significant tax law changes in Mexico, enacted in October 2007.
These 2007 income tax expense items were partially offset by income tax benefits totaling $120 million including the following:
•	$91 million related to offsetting pre-tax operating losses against current year net pre-tax income from other categories of income or loss, in particular pre-tax other comprehensive income primarily attributable to re-measurment of pension and OPEB obligations and foreign currency translation.

•	$18 million net tax benefit resulting from the Company’s redemption of its ownership interest in a newly formed Korean company as part of a legal restructuring of its climate control operations in Asia. In connection with this redemption, the Company concluded that a portion of its earnings in Halla Climate Control Korea, a 70% owned affiliate of the Company, were permanently reinvested resulting in a $30 million reduction of previously accrued withholding taxes. This benefit was partially offset by $12 million of income tax expense related to a taxable gain from the restructuring.
•	$11 million related to favorable tax law changes in Portugal enacted in the fourth quarter of 2007.
The Company’s 2006 income tax provision of $25 million reflects income tax expense of $122 million related to certain countries where the Company is profitable, accrued withholding taxes, and the inability to record a tax benefit for pre-tax losses in certain foreign countries and pre-tax losses in the U.S. to the extent not offset by U.S. pre-tax other comprehensive income. These income tax expense items were partially offset by income tax benefits of $97 million, including $68 million related to offsetting U.S. pre-tax operating losses against current year U.S. pre-tax other comprehensive income primarily attributable to foreign currency translation, $15 million related to a reduction of the Company’s dividend withholding taxes accrued for unremitted earnings of Spain and the Czech Republic as a result of legal entity restructuring, and $14 million related to the restoration of deferred tax assets associated with the Company’s operations in Brazil.
2006 Compared with 2005

	Sales			Gross Margin
	2006	2005	Change	2006	2005	Change
	(Dollars in Millions)
Climate	$3,123	$2,931	$192	$170	$175	$(5)
Electronics	3,514	3,738	(224)	373	345	28
Interiors	3,059	3,226	(167)	65	32	33
Other	1,658	1,640	18	68	32	36
Eliminations	(648)	(1,001)	353	—	—	—

Total products	10,706	10,534	172	676	584	92
Services	547	164	383	5	1	4

Total segments	11,253	10,698	555	681	585	96
Reconciling Items
ACH	—	6,052	(6,052)	—	(41)	41
Corporate	—	—	—	72	—	72

Total consolidated	$11,253	$16,750	$(5,497)	$753	$544	$209

Net Sales
The Company’s consolidated net sales decreased by approximately $5.5 billion or 33% during the year ended December 31, 2006 when compared to the same period of 2005. The ACH Transactions resulted in a decrease of $6.1 billion, which was partially offset by an increase in services revenues of $383 million. Excluding the ACH Transactions and related eliminations and revenues from services provided to ACH, product sales decreased by $218 million. The decrease included favorable currency of $91 million year-over-year. Sales were significantly lower in North America reflecting decreased Ford vehicle production volume and unfavorable product mix, lower non-Ford vehicle production volume, principally Nissan products, and lower aftermarket sales. This decrease was partially offset by a significant sales increase in Asia Pacific reflecting growth in that region and new business launched in 2006.
Net sales for Climate were $3.1 billion in 2006, compared with $2.9 billion in 2005, representing an increase of $192 million or 7%. Continued growth in the Company’s Asia Pacific consolidated subsidiaries increased net sales by $307 million. This growth was primarily driven by new business and included favorable currency of $70 million partially offset by customer price reductions. Net sales in North America were $115 million lower year-over-year, reflecting lower Ford North America vehicle production volumes and unfavorable product mix, partially offset by the launch of a new manufacturing facility in Alabama. Net sales in Europe increased $41 million reflecting higher Ford Europe vehicle production volumes partially offset by lower vehicle production volume by other customers.
Net sales for Electronics were $3.5 billion in 2006, compared with $3.7 billion in 2005, representing a decrease of $224 million or 6%. Vehicle production volume and mix decreased net sales by $172 million, primarily attributable to lower Ford and Nissan vehicle production volume and unfavorable product mix in North America and lower sales in Asia Pacific. This reduction was partially offset by higher Ford Europe vehicle production volume. Net customer price reductions were more than offset by favorable currency of $24 million, primarily in South America.

Net sales for Interiors were $3.1 billion in 2006, compared with $3.2 billion in 2005, representing a decrease of $167 million or 5%. Vehicle production volume and product mix decreased net sales by $197 million. The decrease was attributable to lower Ford and Nissan vehicle production volume and unfavorable product mix in North America of $258 million and lower vehicle production by certain Europe OEM’s of $92 million, partially offset by increased sales in Asia Pacific of $152 million. The increase in Asia Pacific sales reflected increased directed source content sales at a consolidated joint venture. Net customer price reductions were more than offset by price increases resulting from favorable customer settlements, raw material cost recoveries, and product design actions. Favorable currency increased year-over-year sales by $5 million.
Net sales for Other was $1.7 billion in 2006, compared with $1.6 billion in 2005. Vehicle production volume and product mix decreased net sales by $116 million. Lower Ford vehicle production volume in North America, lower non-Ford vehicle production in Europe, and lower aftermarket sales decreased net sales by $106 million. This decrease was partially offset by higher vehicle production volume in Asia Pacific. Customer price reductions were more than offset by price increases resulting from favorable customer settlements, raw material cost recoveries, and product design actions. Unfavorable currency of $6 million, primarily in Europe, decreased sales year-over-year.
Services revenues related to information technology, engineering, administrative and other business support services provided by the Company to ACH, pursuant to agreements associated with the October 1, 2005 ACH Transactions, were $547 million in 2006, compared with $164 million in 2005.
Gross Margin
The Company’s gross margin was $753 million in 2006, compared with $544 million in 2005, representing an increase of $209 million or 38%. The increase in gross margin is primarily attributable to postretirement benefit relief of $72 million related to the transfer of certain Visteon salaried employees supporting two ACH manufacturing facilities that were transferred to Ford in January 2006, lower depreciation and amortization expense of $73 million (primarily reflecting the impact of the 2005 asset impairments), the benefit of eliminating loss making operations transferred to ACH of $42 million, improved operating performance, and lower non-income based taxes (primarily reflecting a reserve adjustment of $23 million for the completion of regulatory tax audits and the lapse of certain statutory limitation periods). These increases were partially offset by unfavorable vehicle production volumes of $135 million, net customer price reductions, unfavorable currency of $17 million and litigation settlement of $9 million in excess of previously provided reserves.
Gross margin for Climate was $170 million in 2006, compared with $175 million in 2005, representing a decrease of $5 million or 3%. Although net sales increased during the year, unfavorable North America product mix partially offset by continued growth of the Company’s Asia Pacific consolidated subsidiaries resulted in a net decrease in gross margin of $7 million. Material and manufacturing cost reduction activities, lower depreciation and amortization expense reflecting the impact of the 2005 asset impairments, and lower OPEB expenses increased gross margin by $97 million. This performance was partially offset by net customer price reductions and increases in raw material costs (principally aluminum) of $89 million. Unfavorable currency reduced gross margin by $6 million.
Gross margin for Electronics was $373 million in 2006, compared with $345 million in 2005, representing an increase of $28 million or 8%. Lower vehicle production volumes and unfavorable product mix reduced gross margin by $94 million, primarily attributable to lower volumes in North America. Material and manufacturing cost reduction activities, lower depreciation and amortization expense reflecting the impact of the 2005 asset impairments, and lower OPEB expenses increased gross margin by $163 million. This performance was partially offset by net customer price reductions and increases in raw material costs of $31 million. Unfavorable currency reduced gross margin by $10 million.
Gross margin for Interiors was $65 million in 2006, compared with $32 million in 2005, representing an increase of $33 million or 103%. Lower vehicle production volume and unfavorable product mix reduced gross margin by $24 million, primarily attributable to lower PSA Peugeot Citroën production in Europe. Material and manufacturing cost reduction activities, lower depreciation and amortization expense reflecting the impact of the 2005 asset impairments, and lower OPEB expenses increased gross margin by $57 million. Additionally, favorable customer agreements, raw material cost recoveries, and product design actions more than offset customer price reductions and raw material cost increases, increasing gross margin by $2 million. Unfavorable currency reduced gross margin by $2 million.
Gross margin for Other was $68 million in 2006, compared with $32 million in 2005, representing an increase of $36 million or 113%. Material and manufacturing cost reduction activities, lower depreciation and amortization expense reflecting the impact of the 2005 asset impairments, and lower OPEB expenses increased gross margin by $40 million, despite unfavorable operating performance at certain Western Europe manufacturing facilities engaged in ongoing restructuring initiatives. This performance was partially offset by net customer price reductions and increases in raw material costs of $5 million. Favorable currency increased gross margin $1 million.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $713 million in 2006, compared with $945 million in 2005, representing a decrease of $232 million or 25%. Under the terms of various agreements between the Company and ACH, expenses previously classified as selling, general and administrative expenses incurred to support the business of ACH are now classified as “Cost of sales” in the consolidated statements of operations, comprising $175 million of the decrease. Bad debt expense improved year over year primarily reflecting the non-recurrence of a charge of approximately $41 million related to the bankruptcy of a customer in the second quarter of 2005. Furthermore, selling, general and administrative expenses decreased by $39 million reflecting lower OPEB and pension expenses, net cost efficiencies, and favorable currency. Increases to selling, general and administrative expenses during the year included fees associated with the implementation of the Company’s European securitization facility of $10 million and increased expenses related to the Company’s stock-based incentive compensation plans of $15 million.
Restructuring Expenses and Reimbursement from Escrow Accounts
The following is a summary of the Company’s consolidated restructuring reserves and related activity for the year ended December 31, 2006, including amounts related to its discontinued operations. Substantially all of the Company’s restructuring expenses are related to employee severance and termination benefit costs.

	Interiors	Climate	Electronics	Other	Total
	(Dollars in Millions)
December 31, 2005	$—	$—	$4	$10	$14
Expenses	24	31	16	24	95
Utilization	(6)	(10)	(18)	(22)	(56)

December 31, 2006	$18	$21	$2	$12	$53

During the year ended December 31, 2006 the Company recorded restructuring expenses of $95 million, including $2 million related to discontinued operations, compared to $26 million for the year ended December 31, 2005. Pursuant to the terms of the Escrow Agreement the restructuring costs incurred during the year ended December 31, 2006 were fully reimbursable. Significant restructuring actions under the multi-year improvement plan for the year ended December 31, 2006 include the following:
•	$20 million in employee severance and termination benefit costs related to the 2007 closure of a North American Climate manufacturing facility. These costs are associated with approximately 170 salaried and 750 hourly employees.
•	$19 million in employee severance and termination benefit costs related to an announced plan to reduce the Company’s salaried workforce in higher cost countries. These costs are associated with approximately 800 salaried positions.
•	$9 million in employee severance and termination benefit costs related to certain hourly employee headcount reductions attributable to approximately 600 employees at Climate facilities in North America and 70 employees at certain European manufacturing facilities.
•	$7 million related to the announced closure of a European Interiors manufacturing facility. Costs include employee severance and termination benefits for approximately 150 hourly and salaried employees and certain non-employee related costs associated with closing the facility.
•	$7 million of employee severance and termination benefit costs related to a workforce reduction effort at a European Interiors manufacturing facility. These costs relate to approximately 110 hourly employees.
•	$6 million related to workforce reduction activities in Electronics manufacturing facilities in Mexico and Portugal. These costs include employee severance and termination benefits for approximately 500 hourly and 50 salaried employees.
•	$6 million related to a restructuring initiative at a North American Electronics manufacturing facility. These costs include severance and termination benefit costs for approximately 1,000 employees.
•	$5 million related to the announced closure of a North American Interiors manufacturing facility, including employee severance and termination benefit costs for 265 hourly employees, 26 salaried employees, and a lease termination penalty.

•	$3 million related to the closure of a North American Climate manufacturing facility, including severance and termination benefit costs for approximately 350 hourly and salaried employees.
Utilization of $56 million for the year ended December 31, 2006 includes $49 million payments for severance and other employee termination benefits and $7 million of special termination benefits reclassified to pension and other postretirement employee benefit liabilities where such payments are made from the Company’s benefit plans.
Impairment of Long-Lived Assets
During the second quarter of 2006 the Company announced the closure of a European Interiors facility. In connection with this action, the Company recorded an asset impairment of $10 million to reduce the net book value of certain long-lived assets to their estimated fair value. Also during the second quarter of 2006 and in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock,” the Company determined that an “other than temporary” decline in the fair market value of its investment in Vitro Flex, S.A. de C.V. (“Vitro Flex”) had occurred. Consequently, the Company reduced the carrying value of its investment in Vitro Flex by approximately $12 million to its estimated fair market value at June 30, 2006.
Interest
Interest expense for the year ended December 31, 2006 was $190 million, representing an increase of $34 million or 22% from $156 million in 2005. The increase was due to higher average interest rates on outstanding debt and a write-off of unamortized deferred charges of $7 million. Interest income for the year ended December 31, 2006 was $31 million, representing an increase of $7 million or 29% when compared to the year ended December 31, 2005. The increase in interest income was attributable to higher average cash balances during 2006.
Other
The Company recorded a gain on early debt extinguishment of approximately $8 million during the year ended December 31, 2006 related to the repurchase of $150 million of its 8.25% bonds due in 2010.
Income Taxes
The Company’s 2006 income tax provision of $25 million reflects income tax expense of $122 million related to certain countries where the Company is profitable, accrued withholding taxes, and the inability to record a tax benefit for pre-tax losses in certain foreign countries and pre-tax losses in the U.S. to the extent not offset by U.S. pre-tax other comprehensive income. These income tax expense items were partially offset by income tax benefits of $97 million, including $68 million related to offsetting U.S. pre-tax operating losses against current year U.S. pre-tax other comprehensive income primarily attributable to foreign currency translation, $15 million related to a reduction of the Company’s dividend withholding taxes accrued for unremitted earnings of Spain and the Czech Republic as a result of legal entity restructuring, and $14 million related to the restoration of deferred tax assets associated with the Company’s operations in Brazil.
The Company’s 2005 income tax provision of $64 million reflects income tax expense related to those countries where the Company is profitable, accrued withholding taxes, certain non-recurring and other discrete tax items and the inability to record a tax benefit for pre-tax losses in the U.S. and certain foreign countries. Non-recurring and other discrete tax items recorded in 2005 resulted in a net benefit of $31 million, including $28 million for a reduction in income tax reserves corresponding with the conclusion of U.S. Federal income tax audits for 2002, 2003 and certain pre-spin periods, as well as a net benefit of $3 million consisting primarily of benefits related to a change in the estimated benefit associated with tax losses in Canada and the favorable resolution of tax matters in Mexico.
Liquidity
Overview
The Company’s cash and liquidity needs are impacted by the level, variability, and timing of its customers’ worldwide vehicle production, which varies based on economic conditions and market shares in major markets. Additionally, the Company’s cash and liquidity needs are impacted by seasonal factors, including OEM shutdown periods and new model year production launches. These seasonal factors generally require the use of liquidity resources during the first and third quarters. The Company expects to fund its working capital, restructuring and capital expenditure needs with cash flows from operations. To the extent that the Company’s liquidity needs exceed cash from operations, the Company would look to its cash balances and availability for borrowings to satisfy those needs, as well as the need to raise additional capital. However, the Company’s ability to fund its working capital, restructuring and capital expenditure needs may be adversely affected by many factors including, but not limited to, general economic conditions, specific industry conditions, financial markets, competitive factors and legislative and regulatory changes. Therefore, assurance cannot be provided that Visteon will generate sufficient cash flow from operations or that available borrowings will be sufficient to enable the Company to meet its liquidity needs.
The Company’s business is highly dependent upon the ability to access the credit and capital markets. Access to, and the costs of borrowing in, these markets depend in part on the Company’s credit ratings, which are currently below investment grade. Moody’s current corporate rating of the Company is B3, and the SGL rating is 3. The rating on senior unsecured debt is Caa2 with a negative outlook. The current corporate rating of the Company by S&P is B and the short term liquidity rating is B-3, with a negative outlook on the rating. Fitch’s current rating on the Company’s senior secured debt is B with a negative outlook. Any further downgrade in the Company’s credit ratings could reduce its access to capital, increase the costs of future borrowings, and increase the possibility of more restrictive terms and conditions contained in any new or replacement financing arrangements or commercial agreements or payment terms with suppliers. Additionally, the current state of the credit and capital markets has resulted in severely constrained liquidity conditions owing to a reevaluation of risk attributable primarily, but not limited to, the U.S. sub-prime mortgage crisis. Continuation of such constraints may increase the Company’s costs of borrowing and could restrict the Company’s access to this potential source of future liquidity.
Cash and Equivalents
As of December 31, 2007 and 2006, the Company’s consolidated cash balances totaled $1.8 billion and $1.1 billion, respectively. Approximately 68% and 41% of these consolidated cash balances are located within the U.S. as of December 31, 2007 and 2006, respectively. As the Company’s operating profitability has become more concentrated with its foreign subsidiaries and joint ventures, the Company’s cash generated from operations and related balances located outside of the U.S. continue to be significant. The Company’s ability to efficiently access cash balances in certain foreign jurisdictions is subject to local regulatory and statutory requirements.
Escrow Account
In connection with the ACH Transactions, Ford paid $400 million into an escrow account for use by the Company to restructure its businesses subject to the terms and conditions of the Escrow Agreement, dated October 1, 2005, among the Company, Ford and Deutsche Bank Trust Company Americas. The Escrow Agreement provides that the Company will be reimbursed from the escrow account for the first $250 million of reimbursable restructuring costs, as defined in the Escrow Agreement, and up to one half of the next $300 million of such costs.
Effective October 2007, the Company’s restructuring cost reimbursement match was reduced to fifty percent of qualifying expenses pursuant to the terms of the Escrow Agreement. As of December 31, 2007, the Company had received cumulative reimbursements from the escrow account of $288 million and $144 million was available for reimbursement pursuant to the terms of the Escrow Agreement.
Asset Securitization
The Company transfers certain customer trade account receivables originating from subsidiaries located in Germany, Portugal, Spain, France and the UK (“Sellers”) pursuant to a European securitization agreement (“European Securitization”). The European Securitization agreement extends until August 2011 and provides up to $325 million in funding from the sale of receivables originated by the Sellers and transferred to Visteon Financial Centre P.L.C. (the “Transferor”). The Transferor is a bankruptcy-remote qualifying special purpose entity. Receivables transferred from the Sellers are funded through cash obtained from the issuance of variable loan notes to third-party lenders and through subordinated loans obtained from a wholly-owned subsidiary of the Company, which represent the Company’s retained interest in the receivables transferred.
Availability of funding under the European Securitization depends primarily upon the amount of trade account receivables, reduced by outstanding borrowings under the program and other characteristics of those receivables that affect their eligibility (such as bankruptcy or the grade of the obligor, delinquency and excessive concentration). As of December 31, 2007, approximately $248 million of the Company’s transferred receivables were considered eligible for borrowing under this facility, $99 million was outstanding and $149 million was available for funding.

Revolving Credit
The Company’s Revolving Credit Agreement allows for available borrowings of up to $350 million. The amount of availability at any time is dependent upon various factors, including outstanding letters of credit, the amount of eligible receivables, inventory and property and equipment. Borrowings under the Revolving Credit Agreement bear interest based on a variable rate interest option selected at the time of borrowing. The Revolving Credit Agreement expires on August 14, 2011.
As of December 31, 2007, there were no outstanding borrowings under the Revolving Credit Agreement. The total facility availability for the Company was $257 million, with $159 million of available borrowings after $98 million of obligations under letters of credit.
Obligations under the Revolving Credit Agreement are collateralized by a first-priority lien on certain assets of the Company and most of its domestic subsidiaries, including real property, accounts receivable, inventory, equipment and other tangible and intangible property, including the capital stock of nearly all direct and indirect domestic subsidiaries (other than those domestic subsidiaries the sole assets of which are capital stock of foreign subsidiaries), as well as a second-priority lien on substantially all other material tangible and intangible assets of the Company and most of its domestic subsidiaries which collateralize the Company’s seven-year term loan agreement. The terms of the Revolving Credit Agreement limit the obligations collateralized by certain U.S. assets to ensure compliance with the Company’s bond indenture.
Cash Flows
Operating Activities
Cash provided from operating activities during 2007 totaled $293 million, compared with $281 million for the same period in 2006. The increase is largely attributable to improved commercial payment terms and collections, higher rate of escrow account reimbursements received in excess of restructuring payments, increased dividends from non-consolidated affiliates, and non-recurrence of the settlement of outstanding balances with ACH plants in 2006, partially offset by a reduction in receivables sold, a higher net loss, as adjusted for non-cash items, incentive compensation payments made in 2007 for 2006 accruals, and an increase in Ford North America receivable payment terms.
Investing Activities
Cash used in investing activities was $177 million during 2007, compared with $337 million for 2006. The decrease in cash usage primarily resulted from an increase in proceeds from divestitures and other asset sales. The proceeds from divestitures and other asset sales for 2007, which included proceeds from the Chassis Divestiture and the Chennai divestiture, totaled $207 million compared to $42 for 2006. Capital expenditures, excluding capital leases, increased slightly to $376 in 2007 compared with $373 in 2006. The Company’s credit agreements limit the amount of capital expenditures the Company may make.
Financing Activities
Cash provided from financing activities totaled $547 million in 2007, compared with $214 million in 2006. Cash provided from financing activities in 2007 primarily resulted from the proceeds from the additional $500 million seven-year term loan and approximately $139 million from two new separate unsecured Korean bonds, partially offset by reductions in affiliate debt and book overdrafts. Cash provided from financing activities in 2006 reflects the borrowing on the $1 billion seven-year term loan and $350 million on an 18-month term loan in January 2006. Financing cash uses in 2006 included repayment of $347 million on the short-term revolving credit facility, repayment and termination of the Company’s $241 million five-year term loan, repurchase of $150 million of its outstanding 8.25% interest bearing notes due August 1, 2010, and repayment and termination of its $350 million 18-month term loan issued in January 2006. The Company’s credit agreements limit the amount of cash payments for dividends the Company may make.
Debt and Capital Structure
Debt
Information related to the Company’s debt and related agreements is set forth in Note 14 “Debt” to the consolidated financial statements which are included in Item 8 of this Annual Report on Form 10-K.

Covenants and Restrictions
Subject to limited exceptions, each of the Company’s direct and indirect, existing and future, domestic subsidiaries, as well as a limited number of foreign subsidiaries act as guarantor under its term loan credit agreement. The obligations under the credit agreement are secured by a first-priority lien on certain assets of the Company and most of its domestic subsidiaries, including intellectual property, intercompany debt, the capital stock of nearly all direct and indirect domestic subsidiaries, and at least 65% of the stock of most foreign subsidiaries and 100% of the stock of certain foreign subsidiaries that are guarantors, as well as a second-priority lien on substantially all other material tangible and intangible assets of the Company and most of its domestic subsidiaries.
The obligations under the ABL credit agreement are secured by a first-priority lien on certain assets of the Company and most of its domestic subsidiaries, including real property, accounts receivable, inventory, equipment and other tangible and intangible property, including the capital stock of nearly all direct and indirect domestic subsidiaries (other than those domestic subsidiaries the sole assets of which are capital stock of foreign subsidiaries), as well as a second-priority lien on substantially all other material tangible and intangible assets of the Company and most of its domestic subsidiaries which secure the Company’s term loan credit agreement.
The terms relating to both credit agreements specifically limit the obligations to be secured by a security interest in certain U.S. manufacturing properties and intercompany indebtedness and capital stock of U.S. manufacturing subsidiaries in order to ensure that, at the time of any borrowing under the Credit Agreement and other credit lines, the amount of the applicable borrowing which is secured by such assets (together with other borrowings which are secured by such assets and obligations in respect of certain sale-leaseback transactions) do not exceed 15% of Consolidated Net Tangible Assets (as defined in the indenture applicable to the Company’s outstanding bonds and debentures).
The credit agreements contain, among other things, mandatory prepayment provisions for certain asset sales, recovery events, equity issuances and debt incurrence, covenants, representations and warranties and events of default customary for facilities of this type. Such covenants include certain restrictions on the incurrence of additional indebtedness, liens, acquisitions and other investments, mergers, consolidations, liquidations and dissolutions, sales of assets, dividends and other repurchases in respect of capital stock, voluntary prepayments of certain other indebtedness, capital expenditures, transactions with affiliates, changes in fiscal periods, hedging arrangements, lines of business, negative pledge clauses, subsidiary distributions and the activities of certain holding company subsidiaries, subject to certain exceptions. The ability of the Company’s subsidiaries to transfer assets is subject to various restrictions, including regulatory, governmental and contractual restraints.
Under certain conditions amounts outstanding under the credit agreements may be accelerated. Bankruptcy and insolvency events with respect to the Company or certain of its subsidiaries will result in an automatic acceleration of the indebtedness under the credit agreements. Subject to notice and cure periods in certain cases, other events of default under the credit agreements will result in acceleration of indebtedness under the credit agreements at the option of the lenders. Such other events of default include failure to pay any principal, interest or other amounts when due, failure to comply with covenants, breach of representations or warranties in any material respect, non-payment or acceleration of other material debt, entry of material judgments not covered by insurance, or a change of control of the Company.
At December 31, 2007, the Company was in compliance with applicable covenants and restrictions, as amended, although there can be no assurance that the Company will remain in compliance with such covenants in the future.
Off-Balance Sheet Arrangements
Guarantees
The Company has guaranteed approximately $35 million of debt capacity held by subsidiaries, and $95 million for lifetime lease payments held by consolidated subsidiaries. In addition, at December 31, 2007, the Company has guaranteed certain Tier 2 suppliers’ debt and lease obligations and other third-party service providers’ obligations of up to $2 million, to ensure the continued supply of essential parts. These guarantees have not, nor does the Company expect they are reasonably likely to have, a material current or future effect on the Company’s financial position, results of operations or cash flows.

Asset Securitization
Transfers under the European Securitization, for which the Company receives consideration other than a beneficial interest, are accounted for as “true sales” under the provisions of Statement of Financial Accounting Standards No. 140 (“SFAS 140”), “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and are removed from the balance sheet. Transfers under the European Securitization, for which the Company receives a beneficial interest are not removed from the balance sheet and total $434 million and $482 million as of December 31, 2007 and 2006, respectively. Such amounts are recorded at fair value and are subordinated to the interests of third-party lenders. Securities representing the Company’s retained interests are accounted for as trading securities under Statement of Financial Accounting Standards No. 115 “Accounting for Certain Investments in Debt and Equity Securities.”
Availability of funding under the European Securitization depends primarily upon the amount of trade receivables reduced by outstanding borrowings under the program and other characteristics of those trade receivables that affect their eligibility (such as bankruptcy or the grade of the obligor, delinquency and excessive concentration). As of December 31, 2007, approximately $248 million of the Company’s transferred trade receivables were considered eligible for borrowing under this facility, $99 million was outstanding and $149 million was available for funding. The Company recorded losses of $8 million and $2 million for the years ended December 31, 2007 and 2006, respectively related to trade receivables sold under the European Securitization. The table below provides a reconciliation of changes in interests in account receivables transferred for the period.

	December 31
	2007	2006
	(Dollars in Millions)
Beginning balance	$482	$—
Receivables transferred	3,321	1,389
Proceeds from new securitizations	(41)	(76)
Proceeds from collections reinvested in securitization	(522)	(101)
Cash flows received on interests retained	(2,806)	(730)

Ending balance	$434	$482

United States Securitization
In December 2005, the Company terminated its revolving accounts receivable securitization facility in the United States (“facility agreement”). Formerly, under this facility agreement, the Company could sell a portion of its U.S. account receivables from customers other than Ford to Visteon Receivables, LLC (“VRL”), a wholly-owned consolidated special purpose entity. VRL may then have sold, on a non-recourse basis (subject to certain limited exceptions), an undivided interest in the receivables to an asset-backed, multi-seller commercial paper conduit, which is unrelated to the Company or VRL. The conduit typically financed the purchases through the issuance of commercial paper, with back-up purchase commitments from the conduit’s financial institution. The sale of the undivided interest in the receivables from VRL to the conduit was accounted for as a sale under the provisions of SFAS 140. When VRL sold an undivided interest to the conduit, VRL retained the remaining undivided interest. The carrying value of the remaining undivided interests approximated the fair market value of these receivables. The value of the undivided interest sold to the conduit was excluded from the Company’s consolidated balance sheets and reduced the accounts receivable balances. The Company performed the collection and administrative functions related to the accounts receivable.
At the time VRL sold the undivided interest to the conduit, the sale was recorded at fair market value with the difference between the carrying amount and fair value of the assets sold included in operating income as a loss on sale. This difference between carrying value and fair value was principally the estimated discount inherent in the facility agreement, which reflected the borrowing costs as well as fees and expenses of the conduit, and the length of time the receivables were expected to be outstanding. Gross proceeds from new securitizations were $237 million during the year ended December 31, 2005. Collections and repayments to the conduit were $292 million during the year ended December 31, 2005. This resulted in net payments and net proceeds of $55 million for the year ended December 31, 2005. Losses on the sale of these receivables was approximately $1 million for the year ended December 31, 2005 and are included under the caption “Selling, general and administrative expenses” in the Company’s consolidated statements of operations.
Other
During 2006 and 2005, the Company sold account receivables without recourse under a European sale of receivables agreement. As of December 31, 2006 and 2005, the Company had sold approximately 62 million Euro ($81 million)

and 99 million Euro ($117 million), respectively. This European sale of receivables agreement was terminated in December 2006. Losses on these receivable sales were approximately $3 million and $2 million for the years ended December 31, 2006 and 2005, respectively.
As of December 31, 2005, the Company had sold 830 million Japanese Yen ($7 million) of account receivables, without recourse, under a Japanese sale of receivables agreement initiated in the first quarter of 2005. This Japanese sale of receivables agreement was terminated in January 2006.
Contractual Obligations
The following table summarizes the Company’s contractual obligations existing as of December 31, 2007:

	Total	2008	2009-2010	2011-2012	2013 & After
Debt, including capital leases	$2,840	$95	$720	$20	$2,005
Purchase obligations(a)	827	200	342	259	26
Interest payments on long-term debt(b)	1,047	191	347	283	226
Capital expenditures	228	199	29	—	—
Operating leases	185	48	73	28	36
Postretirement funding commitments(c)	121	5	17	18	81

Total contractual obligations (d)	$5,248	$738	$1,528	$608	$2,374

(a)	Purchase obligations include amounts related to a 10 year Master Service Agreement (“MSA”) with IBM in January 2003. Pursuant to this agreement, the Company outsourced most of its information technology needs on a global basis. During 2006, the Company and IBM modified this agreement, resulting in certain changes to the service delivery model and related service charges. Accordingly, the Company estimates that service charges under the modified MSA are expected to aggregate approximately $700 million during the remaining term of the MSA, subject to decreases and increases based on the Company’s actual consumption of services to meet its then current business needs. The outsourcing agreement may be terminated also for the Company’s business convenience under the agreement for a scheduled termination fee.

(b)	Payments include the impact of interest rate swaps, and do not assume the replenishment of retired debt.

(c)	Postretirement funding commitments include the estimated liability to Ford for postretirement employee health care and life insurance benefits of certain salaried employees as discussed in Note 15 to the consolidated financial statements, which is incorporated by reference herein.

(d)	Excludes any reserve for income taxes under FIN 48 since the Company is unable to specify the future periods in which it may be obligated to settle such amounts.
Additionally, the Company has guaranteed approximately $35 million of debt capacity held by subsidiaries and $95 million for lifetime lease payments held by consolidated subsidiaries. At December 31, 2007, the Company has also guaranteed certain Tier 2 suppliers’ debt and lease obligations and other third-party service providers’ obligations of up to $2 million to ensure the continued supply of essential parts.
Recent Accounting Pronouncements
See Note 2 to the accompanying consolidated financial statements under Item 8 of this Annual Report on Form 10-K for a discussion of recent accounting pronouncements.
FORWARD-LOOKING STATEMENTS
Certain statements contained or incorporated in this Annual Report on Form 10-K which are not statements of historical fact constitute “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements give current expectations or forecasts of future events. Words such as “anticipate”, “expect”, “intend”, “plan”, “believe”, “seek”, “estimate” and other words and terms of similar meaning in connection with discussions of future operating or financial performance signify forward-looking statements. These statements reflect the Company’s current views with respect to future events and are based on assumptions and estimates, which are subject to risks and uncertainties including those discussed in Item 1A under the heading “Risk Factors” and elsewhere in this report. Accordingly, undue reliance should not be placed on these forward-looking statements. Also, these forward-looking statements represent the Company’s estimates and assumptions only as of the date of this report. The Company does not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made and qualifies all of its forward-looking statements by these cautionary statements.
You should understand that various factors, in addition to those discussed elsewhere in this document, could affect the Company’s future results and could cause results to differ materially from those expressed in such forward-looking statements, including:
•	Visteon’s ability to satisfy its future capital and liquidity requirements; Visteon’s ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to Visteon, which is influenced by Visteon’s credit ratings (which have declined in the past and could decline further in the future); Visteon’s ability to comply with covenants applicable to it; and the continuation of acceptable supplier payment terms.
•	Visteon’s ability to satisfy its pension and other postemployment benefit obligations, and to retire outstanding debt and satisfy other contractual commitments, all at the levels and times planned by management.
•	Visteon’s ability to access funds generated by its foreign subsidiaries and joint ventures on a timely and cost effective basis.
•	Changes in the operations (including products, product planning and part sourcing), financial condition, results of operations or market share of Visteon’s customers, particularly its largest customer, Ford.
•	Changes in vehicle production volume of Visteon’s customers in the markets where we operate, and in particular changes in Ford’s North American and European vehicle production volumes and platform mix.
•	Visteon’s ability to profitably win new business from customers other than Ford and to maintain current business with, and win future business from, Ford, and, Visteon’s ability to realize expected sales and profits from new business.
•	Increases in commodity costs or disruptions in the supply of commodities, including steel, resins, aluminum, copper, fuel and natural gas.
•	Visteon’s ability to generate cost savings to offset or exceed agreed upon price reductions or price reductions to win additional business and, in general, improve its operating performance; to achieve the benefits of its restructuring actions; and to recover engineering and tooling costs and capital investments.
•	Visteon’s ability to compete favorably with automotive parts suppliers with lower cost structures and greater ability to rationalize operations; and to exit non-performing businesses on satisfactory terms, particularly due to limited flexibility under existing labor agreements.
•	Restrictions in labor contracts with unions that restrict Visteon’s ability to close plants, divest noncompetitive or noncore businesses, change local work rules and practices at a number of facilities and implement cost-saving measures.
•	The costs and timing of facility closures or dispositions, business or product realignments, or similar restructuring actions, including potential asset impairment or other charges related to the implementation of these actions or other adverse industry conditions and contingent liabilities.
•	Significant changes in the competitive environment in the major markets where Visteon procures materials, components or supplies or where its products are manufactured, distributed or sold.
•	Legal and administrative proceedings, investigations and claims, including shareholder class actions, regulatory inquiries, product liability, warranty, environmental and safety claims, and any recalls of products manufactured or sold by Visteon.
•	Changes in economic conditions, currency exchange rates, changes in foreign laws, regulations or trade policies or political stability in foreign countries where Visteon procures materials, components or supplies or where its products are manufactured, distributed or sold.
•	Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to or difficulties in the employment of labor in the major markets where Visteon purchases materials, components or supplies to manufacture its products or where its products are manufactured, distributed or sold.
•	Changes in laws, regulations, policies or other activities of governments, agencies and similar organizations, domestic and foreign, that may tax or otherwise increase the cost of, or otherwise affect, the manufacture, licensing, distribution, sale, ownership or use of Visteon’s products or assets.
•	Possible terrorist attacks or acts of war, which could exacerbate other risks such as slowed vehicle production, interruptions in the transportation system, or fuel prices and supply.
•	The cyclical and seasonal nature of the automotive industry.
•	Visteon’s ability to comply with environmental, safety and other regulations applicable to it and any increase in the requirements, responsibilities and associated expenses and expenditures of these regulations.
•	Visteon’s ability to protect its intellectual property rights, and to respond to changes in technology and technological risks and to claims by others that Visteon infringes their intellectual property rights.
•	Visteon’s ability to provide various employee and transition services in accordance with the terms of existing agreements, as well as Visteon’s ability to recover the costs of such services.
•	Visteon’s ability to quickly and adequately remediate control deficiencies in its internal control over financial reporting.
•	Other factors, risks and uncertainties detailed from time to time in Visteon’s Securities and Exchange Commission filings.